UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 4, 2007 (March 19, 2007)

St. Mary Land & Exploration Company

(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado 80203

(Address of principal executive offices)           (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On March 29, 2007, St. Mary Land & Exploration Company (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) under which it agreed to sell $287.5 million aggregate principal amount of its 3.50% Senior Convertible Notes due 2027 (the “Notes”) to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC, Bear, Stearns & Co. Inc., BNP Paribas Securities Corp., and UBS Securities LLC (collectively, the “Initial Purchasers”). The $287.5 million aggregate principal amount of Notes includes $37.5 million aggregate principal amount of the Notes issued in connection with an option granted to the Initial Purchasers to cover overallotments. On April 2, 2007, the Initial Purchasers exercised the aforementioned overallotment option in whole. The Purchase Agreement contains customary representations, warranties and covenants by the Company. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities. A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The net proceeds from the offering, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company, were approximately $280.8 million. Several of the Initial Purchasers and their affiliates engage in commercial banking, investment banking and other commercial dealings with the Company in the ordinary course of business. Affiliates of Wachovia Capital Markets, LLC and BNP Paribas Securities Corp. are lender participants in the Company’s revolving credit facility and will receive a portion of the proceeds from the Notes in connection with the Company’s use of the net proceeds from the Notes to repay borrowings under its revolving credit facility.

The closing of the sale of the Notes occurred on April 4, 2007. The Notes and the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable in certain circumstances upon conversion of the Notes, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

The Notes are governed by an indenture, dated as of April 4, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

The Company issued an aggregate principal amount of $287.5 million of the Notes. The Notes will mature on April 1, 2027. The Notes will bear interest at a rate of 3.50% per year, payable semiannually in arrears in cash on April 1 and October 1 of each year, beginning on October 1, 2007. Commencing with the six-month period beginning on April 1, 2012, the Company will pay contingent interest on the Notes equal to 0.25% per annum of the average trading price of the Notes for the period specified in the Indenture, payable semiannually in arrears in cash, for any six-month period from April 1 to September 30 and from October 1 to March 31 if the trading price of the Notes reaches specified thresholds during certain periods as set forth in the Indenture.

The Notes will be contingently convertible into cash and, if applicable, shares of Common Stock based on an initial conversion rate of 18.3757 shares of Common Stock per $1,000 principal amount of Notes (which is equal to an initial conversion price of approximately $54.42 per share), subject to adjustment, only under the following circumstances: (i) during any calendar quarter beginning after June 30, 2007, if the closing price of the Common Stock reaches specified thresholds, (ii) if the trading price of the Notes falls below specified thresholds, (iii) the Notes are called for redemption, (iv) if specified distributions to holders of the Common Stock are made or specified corporate transactions occur, (v) if a fundamental change, as defined in the Indenture, occurs, or (vi) during the 10 trading days prior to, but excluding, the maturity date. At the Company’s election, upon conversion of the Notes, for each $1,000 in principal amount of Notes, a holder will receive (i) an amount in cash equal to the lesser of $1,000 or the conversion value, determined in the manner set forth in the Indenture, of the number of shares of Common Stock equal to the conversion rate, and (ii) if the conversion value exceeds $1,000, cash or Common Stock or a combination of cash and Common Stock for the conversion value in excess of $1,000.

In the event of a fundamental change, the holders of the Notes may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 100% of the principal amount of Notes, plus accrued and unpaid interest, if any. The holders of the Notes who convert their Notes in connection with certain fundamental changes occurring before April 1, 2012 may be entitled to a make-whole premium in the form of an increase in the conversion rate.

On or after April 6, 2012, the Company may redeem all or a portion of the Notes at any time for cash at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any. On each of April 1, 2012, April 1, 2017, and April 1, 2022, the holders of the Notes may require the Company to purchase all or a portion of their Notes at a purchase price equal to 100% of the principal amount of Notes, plus accrued and unpaid interest, if any. The Company may pay the purchase price on April 1, 2012 in cash, Common Stock or any combination of cash and Common Stock. On April 1, 2017 and April 1, 2022, the purchase price must be paid in cash.

The Notes are unsecured senior obligations and rank (i) equally in right of payment with all of the Company’s existing and future senior debt, (ii) senior in right of payment to any future subordinated debt, and (iii) effectively junior in right of payment to any existing and future secured debt of the Company and its subsidiaries, including the Company’s revolving credit facility, to the extent of the value of the assets securing such debt.

The Notes and the related Indenture contain customary terms and customary events of default, including, without limitation, failure to pay when due any principal amount, redemption price, purchase price, or fundamental change purchase price, as well as certain cross defaults to other indebtedness. If an event of default shall have happened and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. Upon any such declaration, such principal and interest shall become due and payable immediately. In the case of certain events of bankruptcy or insolvency relating to the Company, the principal amount of the Notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

In connection with the sale of the Notes, the Company entered into a registration rights agreement, dated as of April 4, 2007, with the representatives of the Initial Purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company has agreed to (a) file within 90 days after the closing of the offering of the Notes a shelf registration statement with respect to the resale of the Notes and the shares of Common Stock issuable upon conversion of the Notes (collectively, the “Registrable Securities”), and (b) use its commercially reasonable efforts to cause such registration statement to become effective no later than 180 days after the closing of the offering of the Notes. The Company will use its commercially reasonable efforts to keep the shelf registration statement effective for a period of two years after the closing of the offering of the Notes or until the earlier of (i) the sale pursuant to a shelf registration statement of all of the Registrable Securities, (ii) the date when holders (other than holders that are the Company’s “affiliates”) of the Registrable Securities are able to sell all such securities immediately without restriction, and (iii) the date when all Registrable Securities cease to be outstanding or otherwise cease to be Registrable Securities. The Company will be required to pay additional interest, subject to some limitations, to the holders of the Notes if it fails to comply with its obligations to register the Registrable Securities. A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.2 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 4, 2007, the Company issued $287.5 million aggregate principal amount of the Notes. The description of the Notes and the related Indenture contained in Item 1.01 above is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On March 29, 2007, the Company agreed to sell $287.5 million aggregate principal amount of the Notes to the Initial Purchasers in a private placement pursuant to exemptions from the registration requirements of the Securities Act. The closing of the sale of the Notes occurred on April 4, 2007. The net proceeds from the offering, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company, were approximately $280.8 million. The Initial Purchasers received an aggregate discount of approximately $6.5 million in connection with the offering of the Notes.

The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The Notes and the underlying Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Additional information relating to the terms of the Notes, including the terms of conversion of the Notes into Common Stock, is contained in Item 1.01 and is incorporated herein by reference.

This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 8.01.	Other Events.

In connection with the issuance of the Notes, on March 19, 2007 the Company entered into a First Amendment to Amended and Restated Credit Agreement, among the Company, the lenders party thereto, Wachovia Bank, National Association, as issuing bank and administrative agent, Wells Fargo Bank, N.A., as syndication agent, and BNP Paribas, Comerica Bank-Texas and JPMorgan Chase Bank, N.A., as co-documentation agents (the “First Amendment”), pursuant to which (i) the Notes were included as permitted debt of the Company under the Company’s revolving credit facility and (ii) the Company’s principal and interest payments on the Notes and any delivery of cash, stock or a combination thereto for payment, settlement upon conversion, or redemption of the Notes were included as permitted payments by the Company under the Company’s revolving credit facility. A copy of the First Amendment is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

On April 4, 2007, the Company issued a press release entitled “St. Mary Announces Completion of Private Placement of 3.5 Percent Senior Convertible Notes,” which announced the Company’s issuance of the Notes. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed as part of this report:

Exhibit 4.1

Indenture related to the 3.50% Senior Convertible Notes due 2027, dated as of April 4, 2007, between St. Mary Land & Exploration Company and Wells Fargo Bank, National Association, as trustee (including the form of 3.50% Senior Convertible Note due 2027).

Exhibit 4.2

Registration Rights Agreement, dated as of April 4, 2007, among St. Mary Land & Exploration Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC, for themselves and as representatives of the Initial Purchasers.

Exhibit 10.1

Purchase Agreement, dated March 29, 2007, among St. Mary Land & Exploration Company, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC, Bear, Stearns & Co. Inc., BNP Paribas Securities Corp., and UBS Securities LLC.

Exhibit 10.2

First Amendment to Amended and Restated Credit Agreement, dated March 19, 2007, among St. Mary Land & Exploration Company, the Lenders party thereto, Wachovia Bank, National Association, as issuing bank and administrative agent, Wells Fargo Bank, N.A., as syndication agent, and BNP Paribas, Comerica Bank-Texas and JPMorgan Chase Bank, N.A., as co-documentation agents.

Exhibit 99.1	Press release, dated April 4, 2007, issued by St. Mary Land & Exploration Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. MARY LAND & EXPLORATION COMPANY

Date: April 4, 2007	By:	/s/ DAVID W. HONEYFIELD
David W. Honeyfield
Senior Vice President - Chief Financial Officer,

Secretary and Treasurer